Exhibit 107

The prospectus for the First National Master Note Trust Class A Series 2024-1 Asset Backed Notes to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount of such Class A Series 2024-1 Asset Backed Notes is $400,000,000.